                                                                      EXHIBIT 99


 [LOGO]      Company Contact:                   Investor Contact:
             Richard D. Falcone, CFO            Joseph M. Zappulla
             TACT                               Wall Street Investor Relations
             732-499-8228                       212-714-2445
             rfalcone@tact.com                  jzappulla@wallstreetir.com





THE A CONSULTING TEAM REPORTS $0.03 EPS IN FOURTH QUARTER

           Revenue increases 3% over previous quarter to $5.7 million

NEW YORK, New York, February 26, 2004 - The A Consulting Team ('TACT') (Nasdaq
SmallCap: TACX), an end-to-end IT services and e-services provider, today reported financial results for its fourth quarter and year ended December 31, 2003. Revenue for the quarter increased to $5.7 million, up 3% over the previous quarter level of $5.5 million and compares to $6.1 million in revenue for the fourth quarter of 2002. TACT reported net income of $73,000 or $0.03 per basic and diluted share (note: all per share data throughout this press release have been adjusted to reflect the Company's one-for-four reverse stock split that occurred on January 7, 2004) for the fourth quarter compared to net income of $168,000 or $.08 per basic and diluted share in the previous quarter and net income of $164,000 or $.08 per basic and $.07 per diluted share for the fourth quarter of 2002, which included $59,000 for the reversal of charges related to the closing of certain subsidiaries in prior years.

Selling, general and administrative costs increased to $1.3 million during the fourth quarter, up $126,000 or 11 percent from the previous quarter, but down $188,000 or 12 percent from the fourth quarter of the previous fiscal year. The increase from the prior quarter was primarily due to the Company's recent decision to invest in sales and recruiting personnel in front of, what management perceives, is a market improvement.

"This marks our third consecutive quarter of revenue growth and we were profitable in each of the last two quarters of the year," said Shmuel BenTov, TACT's Chairman and CEO. "We continued to leverage our core strengths supported by TACT's SMART approach to deliver successful solutions tailored to our customers' needs. Our market is continually showing signs of improvement, which prompted us to expand our sales effort to aggressively pursue new customers and further penetrate our long standing client base."

For the year, TACT generated $21.6 million in revenue compared to $24.0 million during 2002. The Company generated a net loss of $(123,000) or $(0.07) in 2003. This compares to net income of $204,000 or $0.10 per share in the previous year, which included credits totaling $498,000 due to a $439,000 tax benefit from the carry back of net operating losses and the closing of subsidiaries as mentioned above.

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"TACT generated positive cash flow for the year and ended the year with $1.4 million in cash and no bank debt. TACT's strengthened its balance sheet and increased its current ratio to 2.3-to-1 from 1.8-to-1 at the beginning of the year. Our gross margin remains strong and we expect this trend to continue." added Richard Falcone, TACT's Chief Financial Officer.

 Mr. BenTov concluded, "TACT has emerged from a trying economic and market environment stronger and positioned for growth. We will continue to leverage TACT's value proposition to develop growth in all areas of our business. Our expanded sales force will provide us with the opportunity to continue our top-line growth into 2005."


Fourth Quarter Developments

         o TACT was given the "go ahead" to start the second phase of its multi-million dollar conversion project at a leading insurance company.

         o TACT announced an agreement with International Software Products to become its exclusive distributor in the United States and Canada for its DARSTRAN Data Replication software product.

         o TACT was awarded a strategic consulting project by a leading worldwide-integrated agribusiness and food company to develop and implement quality and assurance.

         o Tact has regained compliance with Nasdaq SmallCap listing requirements.


TACT has scheduled a conference call to present its fourth quarter financial results today, Thursday, February 26, 2004 at 4:15 pm (EST). Interested parties may access the conference call by dialing 800-213-9546 and providing the following reservation number: 21164663. A replay of the conference call in its entirety will be available approximately one hour after its completion for 24 hours by dialing 800-633-8284 and providing the reservation number listed above. The conference call can also be accessed via the web through the 'TACT Investors' website via the following link http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=TACX&script=2100

TACT has posted additional financial and other statistical information to be disclosed during the conference call on its website via the following link http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=TACX&script=400.

About TACT's SMART Approach

TACT's Smart Approach is a leading edge set of end-to-end solutions and services that include Strategy, Methodology, Architecture, Resources and Tools. The Strategy is developed together with the client to ensure that the client's goals and objectives are met. The Methodology is a Tried and True TACT Methodology that is followed in order to implement the Strategy. The solutions and services are built on a robust Architecture, Utilize highly qualified TACT Resources and Exploits best-of-breed Tools.

         About TACT

TACT (Nasdaq: TACX) is an end-to-end, IT Services and e-Services provider to Fortune 1000 companies and other large organizations. TACT provides its clients with modernization services, which include the e-Valuation of systems that should be replaced and rewritten, enhanced, converted or Web Enabled. Replacement systems are written or re-written as Web Based utilizing state of the art leading tools such as Java and Visual Studio. More information about TACT(R) can be found at its web site at http://www.tact.com


"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on March 28, 2003.



                       *** Financial Statements Follow ***

                           THE A CONSULTING TEAM, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Twelve Months Ended                     Three Months Ended
                                                          December 31,                             December 31,
                                              -------------------------------------    -------------------------------------
                                                    2003                2002                 2003                2002
                                              -----------------    ----------------    -----------------    ----------------
                                                                                          (unaudited)          (unaudited)
Revenues                                           $21,645,763         $24,008,964           $5,704,322          $6,074,555
Cost of revenues                                    15,829,442          16,860,418            4,112,497           4,186,075
                                              -----------------    ----------------    -----------------    ----------------
Gross profit                                         5,816,321           7,148,546            1,591,824           1,888,479
Operating expenses:
Selling, general & administrative                    5,065,462           6,230,757            1,318,585           1,506,446
Provision for doubtful accounts                         40,000              25,000                    -                   -
Depreciation & amortization                            752,609             873,149              167,076             208,729
Impairment of assets &
restructuring charges                                        -             150,000                    -                   -
                                              -----------------    ----------------    -----------------    ----------------
                                                     5,858,071           7,278,906            1,485,661           1,715,176
                                              -----------------    ----------------    -----------------    ----------------
Income (loss) from operations                         (41,750)           (130,361)              106,164             173,304
Other income(expense):
Gain from extinguishment of debt                             -              48,715                    -                   -
Interest expense, net                                 (58,055)           (145,907)             (19,668)            (35,250)
                                              -----------------    ----------------    -----------------    ----------------
Income (loss) before income taxes                     (99,805)           (227,552)               86,495             138,054
Provision (Benefit) for income taxes                    23,500           (431,165)               13,043            (25,761)
                                              -----------------    ----------------    -----------------    ----------------
Net income (loss)                                  $ (123,305)         $   203,613           $   73,452          $  163,815
                                              =================    ================    =================    ================

Net income (loss) earning per share:
Basic                                              $    (0.07)         $      0.10           $     0.03          $     0.08
                                              =================    ================    =================    ================
Diluted                                            $    (0.07)         $      0.10           $     0.03          $     0.07
                                              =================    ================    =================    ================

Note: Earnings per share have been restated to reflect the one-for-four reverse split that occurred on January 7, 2004.

                           THE A CONSULTING TEAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                             December 31, 2003           December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents                                   $         1,409,623        $          1,774,828
Accounts receivable                                                   3,423,271                   3,076,888
Other current assets                                                    189,609                      89,672
                                                            --------------------       ---------------------
 Total Current Assets                                                 5,022,503                   4,941,388
Investment at cost                                                      368,059                     368,059
Property and equipment, net                                             680,295                   1,223,417
Intangibles and Goodwill, net                                         1,244,964                   1,441,520
Deposits                                                                 57,874                      71,133
                                                            --------------------       ---------------------
 Total Assets                                               $         7,373,694        $          8,045,517
                                                            ====================       =====================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                         $         1,949,309        $          2,334,662
Other liabilities                                                       231,067                     385,756
                                                            --------------------       ---------------------
Total liabilities                                                     2,180,377                   2,720,418
Total shareholders' equity                                            5,193,318                   5,325,099
                                                            --------------------       ---------------------
Total liabilities and shareholders' equity                  $         7,373,694        $          8,045,517
                                                            ====================       =====================